Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE       May 5, 2011
FreightCar America, Inc. Reports First Quarter 2011 Results
Chicago, IL, May 5, 2011 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for its first quarter ended March 31, 2011, with revenues of $72.2 million and a net loss of $1.3 million, or $0.11 per diluted share. For the fourth quarter of 2010, the Company reported revenues of $51.0 million and a net loss of $3.5 million, or $0.29 per diluted share. For the first quarter of 2010, the Company generated revenues of $19.5 million and a net loss of $3.3 million, or $0.28 per diluted share.
The Company delivered 875 railcars to customers in the first quarter of 2011, of which 858 were new railcars. This compares to 694 new railcars delivered in the fourth quarter of 2010 and 321 new, used and leased railcars delivered in the first quarter of 2010. There were 4,027 units ordered in the first quarter of 2011, compared to 331 units ordered in the fourth quarter of 2010 and 3,656 units ordered in the first quarter of 2010. Total manufacturing backlog was 5,206 units at March 31, 2011 compared to 2,054 units at December 31, 2010 and 3,600 units at March 31, 2010.
“Our sales and order volume for our Manufacturing segment for the first quarter of 2011 reflects modestly improving market conditions and measured increases in demand for coal-carrying railcars. While our backlog has improved quarter over quarter and sequentially and while our utilization of manufacturing capacity has improved, we are still affected by ongoing competitive pricing pressures and associated pressure on margins. We are pleased to have secured significant orders during the first quarter, but it is still difficult to assess when more robust demand for coal cars will return. Looking forward, we continue to see positive signs in the market. Coal loadings have increased quarter over quarter and sequentially, coal stockpiles are down compared to the prior year and railcars in storage continued to decline. We are hopeful that these trends will translate into continued growth in demand for coal cars and believe that we are well positioned to effectively meet our customers’ needs over the long term,” said Ed Whalen, President and Chief Executive Officer.
Whalen stated, “Our Services segment provided a meaningful contribution to operating results in the quarter, and we believe our strong backlog and management focus for this segment will serve to enhance our overall operating results moving forward. Further, we continue to evaluate strategic opportunities to expand our presence in the railcar services sector.”
Whalen continued, “For both our Manufacturing and Services segments, our strict focus on factors within our control remains paramount: maximizing operational efficiency; proactive cost management; and preservation of our financial strength and flexibility as we grow the business and manage through the improving market. FreightCar America’s coal car market position and disciplined approach to balance sheet management along with strategic initiatives will serve to enhance our competitive position as improving market conditions ultimately lead to increased demand.”
The Manufacturing segment, which includes new railcar manufacturing, used railcar sales, leasing and major rebuilds, had revenues of $63.1 million for the first quarter of 2011 compared to $15.3 million for the first quarter of 2010. The increase in revenues reflect an increase in railcars delivered and a favorable mix of higher-priced new versus used railcars. Operating Income for the Manufacturing segment was $0.2 million, compared to a loss of $2.7 million in the first quarter of 2010. The improvement in Operating Income reflects the increased deliveries, improved utilization of manufacturing facilities and continued cost controls.
Revenues for the Services segment, which includes repair and maintenance, railcar inspection, parts sales and railcar fleet management services, were $9.1 million in the first quarter of 2011, which were $4.9 million higher than the first quarter of 2010. The revenue increase reflects the contribution from the FreightCar Rail Services business, acquired on November 1, 2010, partially offset by lower parts sales. Services segment Operating Income was $1.1 million for the first quarter of 2011, compared to $2.0 million for the first quarter of 2010. The positive impact of the FreightCar Rail Services business was more than offset by lower parts sales volume and an unfavorable parts sales mix.
Corporate costs were $5.1 million for the quarter ended March 31, 2011, which were flat with the same quarter last year.
The Company’s effective tax rate for the first quarter of 2011 was 66.7%, compared to 43.4% for the fourth quarter of 2010. The favorable tax treatment of goodwill amortization provides additional tax benefit to the Company, increasing its effective tax rate in periods of loss and reducing its effective tax rate during periods of profitability.

Cash and cash equivalents and Restricted Cash as of March 31, 2011 was $52.9 million, compared to $64.1 million as of December 31, 2010. The decrease reflects an increase in working capital, pension and accrued postretirement benefit payments and funding of other operating activities. The Company’s $30.0 million revolving credit facility remains undrawn.
Railcars under lease totaled $64.9 million at the end of the first quarter of 2011 compared to $65.4 million at the end of the fourth quarter of 2010 and $65.9 million at the end of the first quarter of 2010.
The Company will host a conference call on Thursday, May 5, 2011 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter financial results. To participate in the conference call, please dial (888) 423-3274, confirmation #201921. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:
http://205.144.147.162/cgi-bin/confCast
Conference ID#: 201921
If you need technical assistance, call the toll-free AT&T ConferenceCasting Support Help line at 1-888-793-6118.
Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 5, 2011 until 11:59 p.m. (Eastern Daylight Time) on June 5, 2011. To access the replay, please dial (800) 475-6701. The replay pass code is 201921. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
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FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; Lakewood, Colorado; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.
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FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2011	2010
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$50,567	$61,780
Restricted cash	2,304	2,322
Accounts receivable, net	14,050	4,106
Inventories	75,183	57,713
Assets held for sale	6,686	6,686
Other current assets	5,817	7,065
Deferred income taxes, net	10,804	10,804

Total current assets	165,411	150,476

Long-term inventory	—	7,793
Property, plant and equipment, net	39,111	40,503
Railcars on operating leases, net	58,205	58,725
Goodwill	22,052	22,052
Deferred income taxes, net	28,724	26,203
Other long-term assets	4,722	4,891

Total assets	$318,225	$310,643

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$27,434	$12,882
Accrued payroll and employee benefits	3,470	4,129
Accrued postretirement benefits	5,347	5,347
Accrued warranty	7,085	7,932
Customer deposits	2,821	3,894
Other current liabilities	4,389	4,497

Total current liabilities	50,546	38,681

Accrued pension costs	12,420	15,689
Accrued postretirement benefits	59,549	59,909
Other long-term liabilities	3,727	3,784

Total liabilities	126,242	118,063

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,919	98,722
Treasury stock, at cost	(36,201)	(36,539)
Accumulated other comprehensive loss	(19,860)	(20,000)
Retained earnings	148,984	150,274

Total FreightCar America stockholders’ equity	191,969	192,584
Noncontrolling interest in JV	14	(4)

Total stockholders’ equity	191,983	192,580

Total liabilities and stockholders’ equity	$318,225	$310,643

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Revenues	$72,240	$19,530
Cost of sales	69,998	19,622

Gross profit (loss)	2,242	(92)

Selling, general and administrative expenses	5,997	5,742

Operating loss	(3,755)	(5,834)

Interest expense, net	(63)	(136)

Operating loss before income taxes	(3,818)	(5,970)
Income tax benefit	(2,546)	(2,669)

Net loss	(1,272)	(3,301)
Less: Net income (loss) attributable to noncontrolling interest in JV	18	(7)

Net loss attributable to FreightCar America	$(1,290)	$(3,294)

Net loss per common share attributable to FreightCar America — basic	$(0.11)	$(0.28)

Net loss per common share attributable to FreightCar America — diluted	$(0.11)	$(0.28)

Weighted average common shares outstanding — basic	11,908,017	11,875,329

Weighted average common shares outstanding — diluted	11,908,017	11,875,329

Dividends declared per common share	$0.00	$0.06

FreightCar America, Inc.
Condensed Segment Data
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Revenues:
Manufacturing	$63,173	$15,322
Services	9,067	4,208

Consolidated Total	$72,240	$19,530

Operating Income (Loss):
Manufacturing	$219	$(2,691)
Services	1,092	1,956
Corporate	(5,066)	(5,099)

Consolidated Total	$(3,755)	$(5,834)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities
Net loss	$(1,272)	$(3,301)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Depreciation and amortization	2,125	1,624
Other non-cash items	118	(1,366)
Deferred income taxes	(2,605)	(2,727)
Compensation expense under stock option and restricted share award agreements	556	377
Changes in operating assets and liabilities:
Accounts receivable	(9,766)	(1,077)
Inventories	(9,800)	7,011
Leased railcars held for sale	—	(5,647)
Other current assets	1,121	(4,228)
Account and contractual payables	14,612	(3,652)
Accrued payroll and employee benefits	(659)	(4,320)
Income taxes receivable	271	920
Accrued warranty	(847)	(454)
Customer deposits and other current liabilities	(1,180)	28,230
Deferred revenue, non-current	(117)	(120)
Accrued pension costs and accrued postretirement benefits	(3,489)	(270)

Net cash flows (used in) provided by operating activities	(10,932)	11,000

Cash flows from investing activities
Restricted cash deposits	—	(3,622)
Restricted cash withdrawals	18	—
Proceeds from sale of railcars available for lease	73	—
Purchase price adjustment for business acquired	(166)	—
Purchases of property, plant and equipment	(185)	(406)

Net cash flows used in investing activities	(260)	(4,028)

Cash flows from financing activities
Employee restricted stock settlement	(21)	(191)
Cash dividends paid to stockholders	—	(716)

Net cash flows used in financing activities	(21)	(907)

Net (decrease) increase in cash and cash equivalents	(11,213)	6,065
Cash and cash equivalents at beginning of period	61,780	98,015

Cash and cash equivalents at end of period	$50,567	$104,080